Exhibit 99.1

Contacts:
Third Wave Technologies                     Vida Communication
Rod Hise                                    Stephanie Diaz (investors)
(608) 663-4010                              (415) 885-2298

                                            Tim Brons (media)
                                            (646) 319-8981

For Immediate Release

     Third Wave Reports Fourth-Quarter and Full-Year 2004 Financial Results Posts another year of strong clinical molecular diagnostic revenue growth

      MADISON, Wis., Feb. 23, 2005--Third Wave Technologies Inc. (Nasdaq: TWTI) today reported financial results for the fourth quarter and year ended Dec. 31, 2004.

      Third Wave reported total revenues of $46.5 million and a net loss of $1.9 million, or ($0.05) per diluted share, for the year ended Dec. 31, 2004, compared to total revenues of $36.3 million and a net loss of $8.1 million, or ($0.20) per diluted share, for the prior year. The company reported total revenues of $8.1 million and a net loss of $4.7 million, or ($0.12) per diluted share, for the fourth quarter ended Dec. 31, 2004, compared to total revenue of $9.7 million and a net loss of $1.6 million, or ($0.04) per diluted share for the same period of 2003. The company's net loss for the fourth quarter and for 2004 was due primarily to severance-related charges, non-recurring litigation and Sarbanes-Oxley compliance expenses.

      The company achieved continued sequential growth in its clinical molecular diagnostic revenue, which grew to $4.7 million for the fourth quarter ended Dec. 31, 2004, a 22% increase from the prior quarter and an 89% increase from the same period of 2003. U.S. clinical molecular diagnostic revenue increased 84% during 2004 compared to the prior year. Total clinical molecular diagnostic revenue for the year ended Dec. 31, 2004, increased 59% from the prior year to $14.9 million.

      The company generated $8.9 million in cash during 2004 and ended the year with cash, cash equivalents and short-term investments of $66.7 million, an increase from $57.8 million at Dec. 31, 2003.

      Third Wave reported gross margins of 72% and 73% for the quarter and year ended Dec. 31, 2004, respectively, compared to 68% and 65% for the same periods of 2003. The fourth-quarter 2004 gross margin improved despite a decrease in total revenue during the period, demonstrating the strength of the new operating model to which the company has been transitioning. Total operating expenses were $13.1 million and $48.9 million for the quarter and year ended Dec. 31, 2004, compared to $11.0 million and $44.1 million for the same periods of 2003. As was detailed above, the majority of the increase in the company's operating expenses was due to non-recurring charges and expenses.

      "Third Wave is very pleased to report the best results in the company's history, another year of outstanding overall performance and strong growth in U.S. clinical molecular diagnostic revenue, which is our primary focus," said John Puisis, president and chief executive officer of Third Wave. "We will continue to focus on the growth of our molecular diagnostic business in 2005. We believe the expanded molecular diagnostic product pipeline and enhanced product capabilities announced late last year, along with that ongoing growth, will further establish our leadership in this emerging, valuable market and continue to drive the creation of value for our shareholders.

      "We also plan to continue our relationships with key thought leaders in Japan and anticipate transitioning into new projects in 2005 that should continue through 2007," Mr. Puisis said.

2004 in Review

Early in 2004, Third Wave laid out a plan for the continued growth of the company's clinical molecular diagnostic revenue. The company executed successfully against that plan to achieve the following results in 2004 compared to the prior year:

      o U.S. clinical molecular diagnostic revenue up 84%; Total clinical molecular diagnostic revenue up 59%

      o     Continued gross margin improvement from 65% to 73%

      o     Cash balance up $8.9 million to $66.7 million

      o     Operating performance improved by $5.4 million

      o Successful releases of CFTR, Hepatitis C virus (HCV) and other new analyte-specific reagents (ASRs)

      o Expanded molecular diagnostic pipeline and capabilities detailed throughout the year

2005 Goals

      Third Wave will continue to build on its solid delivery against milestones in 2004 by pursuing the following goals during 2005:

      o     The  growth of the  company's  U.S.  clinical  molecular  diagnostic
            revenue   through   its  growing   product   menu  and  strong  U.S.
            distribution and thought-leader network

      o The continued development of a robust molecular diagnostic product pipeline and expansion of the company's product capabilities

      o The assessment and, when appropriate, pursuit of incremental opportunities beyond the U.S. clinical molecular diagnostic market, including the E.U. and Japanese markets, as well as additional market and product applications

Current Product Review & Outlook

      Third Wave anticipates that its clinical molecular diagnostic revenue growth in 2005 will be driven primarily by the following product categories, each of which saw significant advancement in 2004.

Genetics: Factor V Leiden, Factor II (Prothrombin), etc.

      The company's menu of analyte-specific reagents for Factor V Leiden, Factor II (Prothrombin) and others was the base of its clinical molecular diagnostic revenue, with revenue of $8.4 million for the year ended Dec. 31, 2004. The company's analyte-specific reagents in this category continue to be market leaders, with additional adoptions by thought-leading customers throughout 2004, including the North Shore-Long Island Jewish Health System (North Shore-LIJ), one of the largest health care systems in the United States, and Bio-Reference Laboratories Inc. (BRL), one of the largest regional laboratory companies in the country. The company currently anticipates full-year 2005 market penetration to increase by 15 accounts to approximately 125 clinical accounts and revenue of at least $10.0 million in the United States for these ASRs. The company also intends to seek FDA clearance of its Factor V Leiden and Factor II (prothrombin) products.

Genetics: CFTR

      Third Wave launched ASRs that enable laboratories to develop high-throughput tests for CFTR in the first half of 2004, which helped to drive the growth of revenue in this category to $2.2 million for the year. The company's CFTR ASRs were adopted by a number of significant customers, including Kaiser Permanente, the largest health care system in the United States, North Shore-LIJ, and others. Third Wave in 2005 will release CFTR ASRs in a new format that will enable labs of all sizes to develop CFTR tests. This format permits them to forego numerous liquid-handling steps, improve lab efficiency and shorten the time to test results. The company currently anticipates full-year 2005 market penetration to grow from 20 accounts to approximately 40-60 and revenue of at least $6.0 million in the United States for these ASRs.

Infectious Disease: HCV

      Third Wave Invader(R) HCV analyte-specific reagents were released late in the second quarter and by year's end the company had secured 20 customer adoptions and generated $0.5 million in revenue during the second half of 2004. Studies by the Mayo Clinic, Cleveland Clinic and North Shore-LIJ helped to drive their adoption by large clinical laboratories and thought-leading institutions including Esoterix Inc., one of the largest laboratory services companies in the United States; TriCore Reference Laboratories, Spectrum Laboratory Network, UCLA Medical Center and others. More than a dozen other accounts are presently in validation and the company has targeted the penetration of a total of 40-50 recurring accounts during 2005. The company currently anticipates full-year 2005 revenue of at least $5.0 million from its HCV ASRs in the United States, as customers begin validating and using these products.

Infectious Disease/Women's Health: HPV

      Third Wave will continue to rollout out analyte-specific reagents for use by laboratories in developing tests for HPV to a limited number of early-adopter customers during the first half of 2005. The company has not included revenue from HPV ASRs in its 2005 clinical molecular diagnostic revenue guidance, but views this rollout as strategically important to shareholder value.

Other Clinical Molecular Diagnostic Revenue

      The company anticipates that it will generate approximately $2.0 million in revenue during 2005 from miscellaneous product sales in the United States, Japan and Europe.

Molecular Diagnostic Pipeline & Expanding Product Capabilities

      In early November 2004, Third Wave outlined the expansion of its molecular diagnostic pipeline, which it believes will enable the company to significantly extend its infectious disease offerings and introduce other innovative products. This pipeline expansion also includes the enhancement of the company's product capabilities through the coupling of the Invader(R) chemistry with basic polymerase chain reaction (PCR) and the introduction of a microfluidic card technology that will be used on some of its product offerings.

      Third Wave remains on track to meet the 2005 product release milestones it announced in November, including:

      o The release of a new format for its CFTR ASRs, which will extend the Invader(R) chemistry's performance, simplicity and ease of use, is currently in early-adoption phase and the company anticipates that it will be adopted by 40-60 customers before year-end 2005.

      o The combination of the performance and flexibility of the Invader(R) chemistry with the sensitivity of a rudimentary form of PCR whose patents expire in early 2005. The coupling of these two fundamental chemistries will bring to customers the best of both. Third Wave believes this will be the best available chemistry combination for customers, enabling them to perform complicated molecular testing more easily and more rapidly.

      o The release of analyte-specific reagents for laboratories to develop tests for the human herpes virus family, including Herpes simplex viruses 1 and 2, Varicella-Zoster virus, cytomegalovirus and Epstein-Barr virus. These products are expected to be released during the second half of 2005.

      o The company continues its assessment or feasibility study of products that include HCV viral load, chlamydia and gonorrhea, HIV viral load and others it outlined in November, and will detail its progress throughout the year.

      o The company will continue to research and develop new products in the emerging field of pharmacogenetics, focusing on genetic markers used to limit the risk to patients of adverse reactions to certain drugs.

      Third Wave remains a strategic partner with several research organizations, especially in Japan and with the University of Tokyo, in particular. The company expects to continue those relationships through a new, multi-year disease association and drug response profiling study covering approximately 100,000 patients and nearly 50 diseases. The company looks forward to providing the full details of the study as it is able and expects that research product revenue will continue from these relationships and others, but does anticipate lower research revenue during 2005.

2005 Guidance Update

      Third Wave's primary focus during 2005 will remain on the growth of its U.S. clinical molecular diagnostic revenue. The company reiterates its full-year total clinical molecular diagnostic revenue guidance of $23.0-26.0 million for 2005.

      The company is currently finalizing plans for a multi-year agreement with private and governmental entities in Japan to perform extensive disease association studies. Because details of the study are not finalized and may not be available until late spring or early summer 2005, the company sets early projections of total research product revenue at between $10.0-15.0 million for 2005.

      Third Wave anticipates gross margins for 2005 in the low to mid-70% range, with further margin growth as revenues increase. The company expects a cash cost structure in the mid-$30-million range for 2005. The company does not anticipate a cash burn of any more than the low single-digit millions and, depending on actual revenue, could generate cash in 2005.

Conference Call & Webcast

      Company management will host a conference call on Wednesday, Feb. 23, 2005, at 10 a.m. EST to discuss fourth-quarter and full-year 2004 results and ongoing corporate activities. Domestic callers should dial (800) 299-9630 and international callers should dial (617) 786-2904. The access code for both domestic and international callers is 65425512. Please dial in five to 10 minutes prior to the start of conference call. A live webcast and a replay of the conference call will be available at www.twt.com. The conference call, webcast and replay are open to all interested parties.

About Third Wave Technologies

      Third Wave Technologies is a leader in the development and marketing of molecular diagnostics for a variety of DNA and RNA analysis applications, providing physicians and researchers with superior tools to diagnose and treat disease. Third Wave's Invader(R) technology provides the company's customers with exceptional performance, scalability and ease of use. The company offers a number of clinical products based on its Invader(R) technology for genetic testing related to multiple disease areas. For more information about Third Wave and its products, please visit the company's website at www.twt.com.

All statements in this news release that are not historical are forward-looking statements within the meaning of the Securities Exchange Act of 1934 as amended. Such forward-looking statements are subject to factors that could cause actual results to differ materially for Third Wave from those projected. Those factors include risks and uncertainties relating to the company's ability to bring new products to market as anticipated, the current regulatory environment in which the company sells its products, the market acceptance of those products, dependence on partners and customers, successful performance under collaborative and commercial agreements, competition, the strength of the Third Wave intellectual property, the intellectual property of others and other risk factors identified in the documents Third Wave has filed, or will file, with the Securities and Exchange Commission. Copies of the Third Wave filings with the SEC may be obtained from the SEC Internet site at www.sec.gov. Third Wave expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Third Wave's expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based. Third Wave Technologies, Invader and the Third Wave logo are trademarks of Third Wave Technologies, Inc.

                           --Financial Tables Follow--

                          Third Wave Technologies, Inc
                             Statement of Operations
                  (In thousands, except for per share amounts)
                                   (Unaudited)

                                                    Three Months Ended               Year Ended
                                                       December 31,                  December 31,
                                                    2004           2003           2004           2003
                                                  --------       --------       --------       --------
Revenues:
   Product                                         $7,948         $9,455        $46,016        $35,148
   Development                                          0            167              0            917
   License & royalty                                   68             28            235            194
   Grant                                               90              7            242             61
                                                  -------        -------        -------        -------
                                                    8,106          9,657         46,493         36,320
                                                  -------        -------        -------        -------

Operating expenses:
   Cost of goods sold
     Product cost of goods sold                     1,797          2,604         10,363         10,855
     Intangible and long-term asset
     amortization                                     495            511          2,129          1,985
                                                  -------        -------        -------        -------
   Total cost of goods sold                         2,292          3,115         12,492         12,840

   Research and development                         2,910          3,833         11,637         12,035
   Selling and marketing                            3,112          1,899         10,803          8,859
   General and administrative                       4,829          2,194         13,262         10,363
   Restructuring                                      (98)             0            (98)             0
   Impairment                                          36              0            795              0
                                                  -------        -------        -------        -------
                                                   10,789          7,926         36,399         31,257
                                                  -------        -------        -------        -------

Total operating expenses                           13,081         11,041         48,891         44,097
                                                  -------        -------        -------        -------

Loss from operations                               (4,975)        (1,384)        (2,398)        (7,777)

Other income (expense):
   Interest income                                    295            122            776            571
   Interest expense                                   (93)           (57)          (283)          (298)
   Other                                              121           (277)            20           (612)
                                                  -------        -------        -------        -------
                                                      323           (212)           513           (339)
                                                  -------        -------        -------        -------

Loss before taxes                                  (4,652)        (1,596)        (1,885)        (8,116)
                                                  -------        -------        -------        -------

Income tax                                             57              0             57              0
                                                  -------        -------        -------        -------

Net loss                                          ($4,709)       ($1,596)       ($1,942)       ($8,116)
                                                  =======        =======        =======        =======

Net loss per diluted share                         ($0.12)        ($0.04)        ($0.05)        ($0.20)

Weighted average diluted shares outstanding        40,919         39,927         40,463         39,749

                          Third Wave Technologies, Inc
                                 Balance Sheets
                                   (Unaudited)

                                                       December 31   December 31
                                                          2004          2003
                                                       -----------   -----------
Assets:
   Cash, cash equivalents, and short-term investments     $66,690       $57,816
   Other current assets                                     7,281         3,941
   Equipment and leasehold improvements, net                5,971         8,527
   Intangible assets, net of amortization                   4,146         5,651
   Goodwill and indefinite lived intangible assets          1,497         1,497
   Other assets                                             2,483         2,990
                                                          -------       -------
     Total assets                                         $88,068       $80,422
                                                          =======       =======

Liabilities and shareholders' equity
   Accounts payable, accrued expenses and other
   liabilities                                            $14,781       $11,553
   Deferred revenue                                           384            68
   Debt                                                    10,168         9,513
   Shareholders' equity                                    62,735        59,288
                                                          -------       -------
     Total liabilities and shareholders' equity           $88,068       $80,422
                                                          =======       =======